Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated March 12, 2009 (which includes an explanatory paragraph relating to the adoption of the Financial Accounting Standards Board (FASB) Interpretation No. 48 — an Interpretation of FASB Statement No. 109) with respect to the consolidated financial statements and schedule of Impax Laboratories, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.
/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
March 26, 2009